Contact:
ACADIA Pharmaceuticals Inc.
Thomas H. Aasen, Executive Vice President,
Chief Financial Officer and Chief Business Officer
(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS
FIRST QUARTER 2012 FINANCIAL RESULTS

SAN DIEGO, CA May 8, 2012 – ACADIA Pharmaceuticals Inc. (NASDAQ: ACAD), a biopharmaceutical company focused on innovative treatments that address unmet medical needs in neurological and related central nervous system disorders, today announced its unaudited financial results for the first quarter ended March 31, 2012.

ACADIA reported a net loss of $6.2 million, or $0.12 per common share, for the first quarter of 2012 compared to a net loss of $5.8 million, or $0.12 per common share, for the first quarter of 2011.

At March 31, 2012, ACADIA’s cash, cash equivalents and investment securities totaled $25.9 million compared to $31.0 million at December 31, 2011. ACADIA continues to expect that its current cash resources together with anticipated payments from its existing collaborations will be sufficient to fund its operations at least into the second quarter of 2013.

“The first quarter was highlighted by continued progress in our Phase III Parkinson’s disease psychosis program with pimavanserin, most notably the ongoing pivotal -020 trial, and by the extension of our longstanding discovery collaboration with Allergan,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We look forward to completing the -020 trial later this year, and believe that our pipeline of product candidates, led by pimavanserin, will provide the opportunity to drive significant value for ACADIA and its stockholders.”
Revenues totaled $450,000 for the first quarter of 2012, compared to $435,000 for the first quarter of 2011. ACADIA’s revenues were derived from its collaborations with Allergan, Inc. and Meiji Seika Pharma Co., Ltd., as well as from research grants.

Research and development expenses increased to $5.0 million for the first quarter of 2012, including $139,000 in stock-based compensation, from $4.4 million for the first quarter of 2011, including $120,000 in stock-based compensation. This increase was primarily due to increased external service costs associated with ACADIA’s Phase III clinical program with pimavanserin, offset in part by lower internal costs.

General and administrative expenses decreased to $1.7 million for the first quarter of 2012, including $274,000 in stock-based compensation, from $1.9 million for the first quarter of 2011, including $255,000 in stock-based compensation, reflecting lower internal costs.

Conference Call and Webcast Information
ACADIA management will review its first quarter financial results and development programs via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866-202-3109 for participants in the U.S. or Canada and 617-213-8844 for international callers (reference passcode 52660232).  A telephone replay of the conference call may be accessed through May 22, 2012 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 80245067).  The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until May 22, 2012.

About ACADIA Pharmaceuticals
ACADIA is a biopharmaceutical company focused on innovative treatments that address unmet medical needs in neurological and related central nervous system disorders. ACADIA has four product candidates in clinical development led by pimavanserin, which is in Phase III development as a potential first-in-class treatment for Parkinson's disease psychosis. ACADIA’s other clinical-stage products include collaborative programs for chronic pain and glaucoma with Allergan, Inc. and a collaborative program for schizophrenia with Meiji Seika Pharma Co., Ltd. In addition, ACADIA has preclinical programs directed at Parkinson’s disease and other neurological disorders. All of ACADIA’s product candidates are small molecules that emanate from discoveries made using its proprietary drug discovery platform. ACADIA maintains a website at www.acadia-pharm.com to which ACADIA regularly posts copies of its press releases as well as additional information and through which interested parties can subscribe to receive email alerts.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include but are not limited to statements related to the progress and timing of ACADIA’s drug discovery and development programs, including clinical trials and the results therefrom, the potential of and the benefits to be derived from successful clinical trials or from product candidates, in each case including pimavanserin, and the period during which ACADIA’s cash resources will be sufficient to fund its operations.  These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, and collaborations with others, and the fact that past results of clinical trials may not be indicative of future trial results.  For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2011 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

ACADIA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Collaborative revenues	$450	$435

Operating expenses
Research and development (includes stock-based compensation of $139 and $120 for the three months ended March 31, 2012 and 2011, respectively)	5,021	4,412
General and administrative (includes stock-based compensation of $274 and $255 for the three months ended March 31, 2012 and 2011, respectively)	1,660	1,884
Total operating expenses	6,681	6,296
Loss from operations	(6,231)	(5,861)
Interest income, net	13	28
Net loss	$(6,218)	$(5,833)
Net loss per common share, basic and diluted	$(0.12)	$(0.12)
Weighted average common shares outstanding, basic and diluted	52,903	50,367

ACADIA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2012	December 31, 2011(1)

Assets
Cash, cash equivalents, and investment securities	$25,924	$31,048
Prepaid expenses, receivables and other current assets	463	901
Total current assets	26,387	31,949
Property and equipment, net	121	151
Other assets	11	14
Total assets	$26,519	$32,114

Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other current liabilities	$5,750	$5,496
Current portion of deferred revenue	683	669
Total current liabilities	6,433	6,165
Long-term portion of deferred revenue	2,501	2,587
Total liabilities	8,934	8,752
Stockholders’ equity	17,585	23,362
Total liabilities and stockholders’ equity	$26,519	$32,114

(1)    The condensed consolidated balance sheet at December 31, 2011 has been derived from the audited financial statements at such date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.